Exhibit 16.1

August 21, 2014

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549-7561

Re: CannLabs, Inc. (formerly known as Speedsport Branding, Inc.)

SEC File No. 333-155318

On August 5, 2014 our appointment as auditor for CannLabs, Inc. ceased. We have read CannLabs, Inc’s statements included under Item 4.01 of its Form 8-K/A dated June 12, 2014 and agree with such statements, insofar as they apply to us.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Very truly yours,

Cutler & Co., LLC

                                                                                    Due on Receipt